July 13, 2009

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact:        Richard J. Cantele, Jr. - Chairman and Chief Executive
                          Officer
                          (860) 435-9801 or rick@salisburybank.com

FOR IMMEDIATE RELEASE

Salisbury Bancorp, Inc. Mourns the Passing of its Chief Financial Officer, John Francis Foley

Lakeville, Connecticut, July 13, 2009/PRNewswire... The Board of Directors of Salisbury Bancorp, Inc. (NYSE AMEX:"SAL") (the "Company"), the holding company of Salisbury Bank and Trust Company (the "Bank"), mourns the unexpected death of John Francis Foley, Chief Financial Officer of the Company and the Bank. Mr. Foley's banking career spanned over 30 years including the past 27 years with Salisbury Bank and Trust Company. He served as the Company's Chief Financial Officer and Treasurer since 2005.

Mr. Foley was devoted to his family and community. He served as a member of the Canaan Fire Company for 32 years. During his 32 years, he served as Vice President and President of the Company. John held officer positions of First Lieutenant, Captain, Assistant Chief and Deputy Chief before being elected Chief in December 2008. In addition, he served as Fire Marshall for North Canaan since 2000.

The Board has appointed Richard J. Cantele, Jr., President to serve as the Chief Financial Officer of the Company on an interim basis until the Board names a Chief Financial Officer. President Cantele said, "John Foley left his mark on Salisbury Bank and Trust Company as well as the people and communities of Northwestern Connecticut. He touched and enriched the lives of many and will be truly missed by his many friends and family. His colleagues at Salisbury Bank will miss him personally and professionally."

Salisbury Bancorp's sole subsidiary, Salisbury Bank and Trust Company, is a community bank. The Company has assets in excess of $500 million and capital in excess of $46 million and has served the communities of northwestern Connecticut and proximate communities in New York and Massachusetts for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon as well as Lakeville, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.

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